SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM S-8

                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933


                     DIVERSIFIED RESOURCES GROUP, INC.
                     ---------------------------------
          (Exact Name of Registrant as Specified in its Charter)


            Utah                            84-0771180
            ----                            ----------
  (State or Other Jurisdiction         (IRS Employer ID No.)
  of incorporation or organization)


                         355 Interstate Blvd.
                      Sarasota, Florida 34240
                         -----------------------
               (Address of Principal Executive Offices)

                           (941) 923-1949
                           --------------
           (Issuer's Telephone Number, including Area Code)

                       Long Term Incentive Plan
                       ------------------------
                       (Full Title of the Plan)

                             Mark Daniels
                      355 Interstate Blvd.
                    Sarasota, Florida 34240
                       -----------------------
                (Name and Address of Agent for Service)

                            (941) 923-1949
                            --------------
      (Telephone Number, Including Area Code, of Agent for Service)


IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR
INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX:    [ ]

                      CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------

Title of Each                     Proposed     Proposed
Class of                          Maximum      Maximum           Amount of
Securities to    Amount to        Price per    Aggregate         Registration
be Registered    be Registered (1)Unit/Share   Offering Price    Fee (2)
-----------------------------------------------------------------------------
$0.005 par        23,080,808      $0.0099       $228,500       $54.61
value common
voting stock
-----------------------------------------------------------------------------

      (1) That for the first 90 days following the filing of the S-8 Registration Statement, all of such shares shall be resold pursuant to the provisions of Rule 144 of the Securities and Exchange Commission, save for the "Notice" filing requirements (unless the selling stockholder is a director, executive officer or an "affiliate" of the Company, and then the requisite "Notice" on Form 144 shall also be filed).

      (2) Calculated according to Rule 230.457(h) of the Securities and Exchange Commission, based upon the exercise price of the options covering the underlying common stock to be issued under the Plan.

                          PART I
Item 1.  Plan Information.
--------------------------

     Plan.
     -----
     (a)  General Plan Information.
     ------------------------------

          (1) The name of the Plan is the "Long Term Incentive Plan" and the name of the Registrant of the securities under the Plan is "Diversified Resources Group, Inc.," a Utah corporation (the "Registrant").

          (2) The purpose of the Plan is to promote the success and enhance the value of the Registrant by linking the personal interests of its key employees to those of its stockholders and by providing its key employees and consultants with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Registrant in its ability to motivate, attract and retain the services of employees upon whose judgment, interest and special effort the successful conduct of the Registrant's operation is largely dependent.

          The Plan was executed as of October 22, 2001. With the approval of the Registrant's Board of Directors, at any time and from time to time, the Committee administering the Plan may terminate, amend or modify the Plan. However, without approval of the shareholders of the Registrant or other conditions (as may be required by the Internal Revenue Code of 1986, as amended (the "Code"), by the insider trading rules of Section 16 of the Securities Exchange Act of 1934, as amended, by any national securities exchange or system on which the Registrant's common stock is listed or reported, or by a regulatory body having jurisdiction), no such termination, amendment, or modification may:

          (i) Materially increase the total number of shares of common stock that may be issued under the Plan, except in the event of certain changes in the Registrant's capital structure;

         (ii) Materially modify the eligibility requirements for participation in the Plan; or

        (iii) Materially increase the benefits accruing to participants under the Plan.

          No termination, amendment, or modification of the Plan shall adversely affect in any material way any award previously granted under the Plan, without the written consent of the participant.

          (3) The Plan is not subject to the Employment Retirement Security Act of 1974.

          (4) Additional information about the Plan may be obtained from Mark Daniels, President and Secretary, at 355 Interstate Blvd., Sarasota, Florida 34240; telephone (941) 923-1949. The Plan is administered by a Committee that is appointed by, and shall serve at the discretion of, the Registrant's Board of Directors.

          The Committee has the exclusive power, authority and discretion to:

              (i) Designate participants;

             (ii) Determine the type or types of options to be granted to each participant;

            (iii) Determine the number of options to be granted and the number of shares of stock to which an option will relate;

             (iv) Determine the terms and conditions of any option granted under the Plan, including but not limited to, the exercise price, any restrictions or limitations on the option, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an option, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

              (v) Determine whether, to what extent, and under what
                  circumstances an option may be settled in, or the exercise price of an option may be paid in, cash, stock or other property, or an option may be canceled, forfeited or surrendered;

             (vi) Prescribe the form of each option agreement, which need not be identical for each participant;

            (vii) Decide all other matters that must be determined in
                  connection with an option award;

           (viii) Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; and

             (ix) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan.

          All of the members of the Committee are also members of the Registrant's Board of Directors. The Committee members serve until the Board of Directors' appointment and qualification of their successors or their prior death, termination or resignation.

         A copy of the Plan is attached hereto and incorporated herein by reference.

     (b)  Securities to be Offered.
     ------------------------------

          A total of 23,080,808 shares of the Registrant's $0.005 par value common stock may be offered pursuant to the Plan.

          In the event a stock dividend is declared upon the Registrant's common stock, the shares of stock then subject to each Option shall be increased proportionately without any change in the aggregate purchase price therefor. In the event the stock shall be changed into or exchanged for a different number or class of shares of stock or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each such share of stock then subject to each Option the number and class of shares of stock into which each outstanding share of stock shall be so exchanged, all without any change in the aggregate purchase price for the shares then subject to each Option.

     (c)  Employees Who May Participate in the Plan.
     -----------------------------------------------

          Awards may be granted only to individuals who are officers, key employees, outside consultants or directors of the Registrant or a subsidiary, as determined by the Committee.

     (d) Purchase of Securities Pursuant to the Plan and Payment for Securities Offered.
-------------------

          The Committee has the exclusive power to determine the exercise price, grant price or purchase price of all awards, provided that:

          (i) the exercise price for any option shall not be less than the fair market value of the Registrant's common stock as of the date of the grant;

         (ii) the aggregate fair market value of all shares of stock with respect to which incentive stock options are first exercised by a participant in any calendar year may not exceed $100,000; and

        (iii) incentive stock options that are granted to any individual who, at the date of the grant, owns stock having more than 10% of the total combined voting power of all classes of the Registrant's common stock may only be granted at a price that is not less than 110% of the fair market value of the Registrant's common stock on the date of grant and the option is exercisable for no more than five years from the date of grant.

          The Committee shall determine the time or times at which an option may be exercised in whole or in part and the methods by which the exercise price may be paid, and the form of payment (including "cashless" exercise). The shares of common stock to be issued under the Plan are to be authorized and unissued shares or treasury shares.

     (e) Resale Restrictions.
     ------------------------

          All stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on with the stock is listed, quoted, or traded. The Committee may place legends on any stock certificate to reference restrictions applicable to the stock. Legends shall be placed upon the stock certificates issued under the Plan to coincide with the limitations of the granting resolutions which provide that for the first 90 days following the filing of the S-8 Registration Statement, all of such shares shall be resold pursuant to the provisions of Rule 144 of the Securities and Exchange Commission, save for the "Notice" filing requirements (unless the selling stockholder is a director, executive officer or an "affiliate" of the Company, and then the requisite "Notice" on Form 144 shall also be filed).

     (f)  Tax Effects of Plan Participation.
     ---------------------------------------

          The Plan participants will recognize income on the value of the securities received for the services rendered and the Registrant will recognize an expense for the value of the securities paid for the services.

     (h)  Withdrawal from the Plan; Assignment of Interest.
     ------------------------------------------------------

          No right or interest of a participant in any award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Registrant or a subsidiary of the Registrant, or shall be subject to any lien, obligation, or liability of such participant to any other party other than the Registrant or a subsidiary. No award shall be assignable or transferable by a participant other than the designation of a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant's death, or by will or the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a court order that would otherwise satisfy the requirements to be a domestic relations order as defined in Section 414(p)(1)(B) of the Code, if the order satisfies Section 414(p)(1)(A) of the Code notwithstanding that such an order relates to the transfer of a stock option rather than an interest in an employee benefit pension plan. In the award agreement for any award other than an award that includes an incentive stock option, the Committee may allow a participant to assign or otherwise transfer all or a portion of the rights represented by the award to specified individuals or classes of individuals, or to a trust benefitting such individuals or classes of individuals, subject to such restrictions, limitations, or conditions as the Committee deems to be appropriate.

     (i)  Forfeitures and Penalties.
     -------------------------------

          The Committee has the exclusive power to determine whether, to what extent and under what circumstances an award may be canceled, forfeited, or surrendered.

          In no event may any incentive stock option be exercisable for more than 10 years from the date of its grant. In addition, an incentive stock option shall lapse under the following circumstances:

          (i) Three months after the participant's termination of employment, if the termination of employment was attributable to (a) disability, (b) retirement or (c) for any other reason, provided that the Committee has approved, in writing, the continuation of any incentive stock option outstanding on the date of the participant's termination of employment;

         (ii) If the participant separates from employment other than as provided in paragraph (i), the incentive stock option shall lapse at the time of the participant's termination of employment;

        (iii) If the participant dies before the option lapses as discussed above, the incentive stock option shall lapse, unless it is previously exercised, on the earlier of (a) the date on which the option would have lapsed had the participant lived and had his employment status (i.e., whether the participant was employed by the Registrant on the date of his death or had previously terminated employment) remained unchanged; or (b) 15 months after the date of the participant's death. Upon the participant's death, any exercisable incentive stock options may be exercised by the participant's legal representative or representatives, by the person or persons entitled to do so under the participant's last will and testament, or, if the participant shall fail to make testamentary disposition of such incentive stock option or shall die intestate, by the person or persons entitled to receive said incentive stock option under the applicable laws of descent and distribution.

Item 2.  Registrant Information and Employee Plan Annual Information.
-------------------------------------------------------------------

     Available Information.
     ---------------------

         Copies of the Plan, 10-KSB Annual Report of the Registrant for the year ended December 31, 2000, all 10-QSB Quarterly Reports and any Current Reports filed with the Securities and Exchange Commission (the "Commission") during the past 12 months have been provided to the Plan participants.

         The Registrant also undertakes to furnish, without charge, to such participants or person purchasing any of the securities registered hereby, copies of all of such documentation. Requests should be directed to Mark Daniels, President and Secretary, at the address and telephone appearing on the Cover Page of this Registration Statement.

           Additional information regarding the Registrant may be reviewed at the Commission's web site www.sec.gov.

                               PART II

            Information Required in the Registration Statement
            --------------------------------------------------

Item 3.  Incorporation of Documents by Reference.
-------------------------------------------------

          The following documents are incorporated by reference into this Registration Statement and made a part hereof, to wit:

          (a) The Registrant's 10-KSB Annual Report for the calendar year ended December 31, 2000, filed with the Commission on or about October 10, 2001;

          (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") for the past twelve months;

          (c)  Not applicable.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and made a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities.
-----------------------------------

          The Registrant is authorized to issue two classes of securities, being comprised of $0.005 par value common voting stock and $0.10 par value preferred stock.

          The holders of the $0.005 par value common stock of the Registrant have traditional rights as to voting, dividends and liquidation. All shares of common stock are entitled to one vote on all matters; there are no pre-emptive rights and cumulative voting is not allowed. The common stock is not subject to redemption and carries no subscription or conversion rights.
In the event of liquidation of the Registrant, the holders of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

Item 5.  Interest of Named Experts and Counsel.
-----------------------------------------------

          Leonard W. Burningham, Esq., who has prepared this Registration Statement, the Plan and an Opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement, presently owns no shares of common stock of the Registrant and is not deemed to be an affiliate of the Registrant or a person associated with an affiliate of the Registrant.

Item 6.  Indemnification of Directors and Executive Officers.
-------------------------------------------------------------

          Under the Utah Revised Business Corporation Act, a corporation has the power to indemnify any person who is made a party to any civil, criminal, administrative or investigative proceeding, other than an action by or in the right of the corporation, by reason of the fact that such person was a director, officer, employee or agent of the corporation, against expenses, including reasonable attorneys' fees, judgments, fines and amounts paid in settlement of any such actions; provided, however, in any criminal proceeding, the indemnified person shall have had no reason to believe the conduct committed was unlawful.

Item 7.  Exemption from Registration Claimed.
---------------------------------------------

     None.

Item 8.  Exhibits.
------------------

Exhibit
Number
------

  5       Opinion regarding Legality

 23.1     Consent of Leonard W. Burningham, Esq.

 23.2     Consent of HJ & Associates
          Certified Public Accountants

 99.1     Participants Letter

 99.2     Responses to Participants Letter

 99.3     Long Term Incentive Plan

Item 9.  Undertakings.
----------------------

          The undersigned Registrant hereby undertakes:

          (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                    (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, only to the extent required by the general rules and regulations of the Commission.

               (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) That for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to
               Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, executive officers and controlling persons of the Registrant as outlined above or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, executive officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


                               SIGNATURES

          Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the date or dates appearing opposite the respective signatures hereto.

                              REGISTRANT:

Date: 3/20/02                 By/s/Mark Daniels
     ----------------            ---------------------------
                                 Mark Daniels
                                 President, Secretary and Director


          Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons (who constitute all of the members of the Board of Directors of the Registrant) in the capacities and on the date indicated.


Date: 03/20/20                By/s/Mark Daniels
     ---------------             --------------------------
                                 Mark Daniels
                                 President, Secretary and Director


Date: 2/28/02                 By/s/Carl L. Smith
     ---------------             ---------------------------
                                 Carl L. Smith, Director


Date: 3/22/02                 By/s/Christopher R. Beck
     ---------------             ---------------------------
                                 Christopher R. Beck
                                 Director


Date:                         By/s/Victor Miller
     ---------------             ---------------------------
                                 Victor Miller
                                 Director


Date: 03/20/02                By/a/Mark Daniels POA for Fred Daniels
     ---------------             ---------------------------
                                 Fred Daniels
                                 Director

           Securities and Exchange Commission File No. 0-30492

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 EXHIBITS

                                    TO

                                 FORM S-8
                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933

                DIVERSIFIED RESOURCES GROUP, INC.

                               EXHIBIT INDEX


Exhibit
Number
-------

  5       Opinion regarding Legality

 23.1     Consent of Leonard W. Burningham, Esq.

 23.2     Consent of HJ & Associates
          Certified Public Accountants

 99.1     Participants Letter

 99.2     Response to Participants Letter from Vikki Cook

 99.3     Response to Participants Letter from Matthew Veal

 99.4     Response to Participants Letter from O. Howard Davidsmeyer Jr.

 99.5     Response to Participants Letter from Steve Wagoner

 99.6     Response to Participants Letter from Tim Wilkins

 99.7     Long Term Incentive Plan